Exhibit 99.3

FORM OF LETTER TO NOMINEE HOLDERS

WHOSE CLIENTS ARE BENEFICIAL HOLDERS

CAESARS ACQUISITION COMPANY

Up To [—] Shares of Class A Common Stock

Issuable Upon the Exercise of Subscription Rights Distributed to Record Stockholders of

Caesars Entertainment Corporation

[—], 2013

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the distribution by Caesars Entertainment Corporation (“Caesars Entertainment”), to the holders of record (the “Record Holders”) of its common stock, as of 5:00 p.m., New York City time, on [—], 2013 (the “Record Date”), at no charge, of non-transferable subscription rights (the “Rights”) to purchase shares of Class A common stock, par value $0.001 per share (the “Class A Common Stock”), of Caesars Acquisition Company (the “Company”) at a price of $[—] per whole share (the “Rights Offering”) as described in the Company’s Prospectus, dated [—], 2013 (the “Prospectus”).

In the Rights Offering, an aggregate of [—] shares of its Class A Common Stock are being offered pursuant to the Prospectus. The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on [—], 2013 (the “Expiration Date”). Rights not exercised by the Expiration Date will be void, of no value and will cease to be exercisable for Class A Common Stock, unless such Rights are exercised by mail that is postmarked on or before the Expiration Date and are received by the Subscription Agent before 5:00 p.m., New York City time, on the second business day after the Expiration Date (the “Mail Deadline”). Rights validly exercised by mail postmarked on or before the Expiration Date and received by the Subscription Agent by the Mail Deadline will be deemed to have been exercised by 5:00 p.m., New York City time, on the Expiration Date.

As described in the accompanying Prospectus, each Record Holder will receive one Right for every full share of Caesars Entertainment common stock owned of record as of 5:00 p.m., New York City time, non the Record Date.

Each Right gives the holder thereof the right to purchase from Sears Holdings one share of Class A Common Stock (the “Basic Subscription Right”) at a subscription price of $[—] per whole share (the “Subscription Price”) or the right to retain such Right. For the avoidance of doubt, a holder may not elect to retain more than the number of Basic Subscription Rights actually issued to such holder. Shares of Class A Common Stock underlying retained Basic Subscription Rights will not be available for subscription pursuant to the Over-Subscription Privilege (as described below). Fractional shares or cash in lieu of fractional shares will not be issued in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding up to the nearest whole share. As an example, if a Record Holder owned 1,000 shares of Caesars Entertainment common stock as of the Record Date, such Record Holder would receive 1,000 subscription rights pursuant to their Basic Subscription Right that would entitle them to purchase 1,000 shares of Class A Common Stock at a subscription price of $[—] per whole share. Unless you have been qualified or licensed by, or have obtained the applicable waiver from, the applicable gaming regulatory authorities, you will not be permitted to subscribe for any shares of Class A Common Stock that would result in you beneficially owning 5% or more of the outstanding Class A Common Stock.

In addition, holders of Rights who purchase all of the shares of Class A Common Stock available to them pursuant to their Basic Subscription Rights, after giving effect to any purchases or sales of Rights by them prior to such exercise, may also choose to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $[—] per whole share, for a portion of any shares of Class A Common Stock that other holders of Rights do not purchase or affirmatively retain through the exercise of their Basic Subscription Rights or the retention of their Rights, respectively (the “Excess Shares”). Computershare Trust Company, N.A. (the “Subscription Agent”) will allot shares of Class A Common Stock in the Rights Offering as follows:

•	First, shares will be allocated to Record Holders who exercise their Basic Subscription Rights at a ratio of one share of Class A Common Stock per exercised subscription right.

•	Second, Excess Shares will be allocated among the Record Holders who exercise the Over-Subscription Privilege, in accordance with the following formula:

•	Each holder who exercises the Over-Subscription Privilege will be allocated a percentage of the Excess Shares equal to the percentage that results from dividing (i) the number of Basic Subscription Rights which that holder exercised by (ii) the number of Basic Subscription Rights which all holders who wish to participate in the Over-Subscription Privilege exercised. Such percentage could result in the allocation of more or fewer Excess Shares than the holder requested to purchase through the exercise of the Over-Subscription Privilege.

•	Third, if the allocation of Excess Shares pursuant to the formula described above in the second step would result in any holder receiving a greater number of shares of Class A Common Stock than that holder subscribed for pursuant to the Over-Subscription Privilege, then such holder will be allocated only that number of shares for which the holder over-subscribed.

•	Fourth, any shares of Class A Common Stock that remain available as a result of the allocation described above being greater than a holder’s over-subscription request will be allocated among all remaining holders who exercised the Over-Subscription Privilege and whose initial allocations were less than the number of shares they requested. This second allocation will be made pursuant to the same formula described above and repeated, if necessary, until all available shares of our Class A Common Stock have been allocated or all over-subscription requests have been satisfied in full.

Unless you have been qualified or licensed by, or have obtained the applicable waiver from, the applicable gaming regulatory authorities, any shares of Class A Common Stock that would be allocated to you, but that would cause your beneficial ownership of Class A Common Stock to equal or exceed 5% of the outstanding Class A Common Stock, will not be allocated to you, and instead will be allocated to other holders of Rights pursuant to the steps described above.

You will not receive certificates (each, a “Subscription Rights Certificate”) evidencing your Rights. Rather, your Rights will be credited to your account electronically through the Depository Trust Company (“DTC”). Your Rights are non-transferable, meaning that you may not sell, transfer or assign your Subscription Rights Certificate to anyone else.

We are asking (i) persons who hold shares of Caesars Entertainment common stock and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee and (ii) Record Holders of Caesars Entertainment common stock who prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who hold their Rights through a broker, dealer, commercial bank, trust company or other nominee who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

Please take prompt action to notify, as soon as possible, any beneficial owners of Caesars Entertainment common stock of the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights. If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent, Caesars Entertainment and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of shares of Class A Common Stock that are being subscribed for pursuant to the Basic Subscription Right, whether the Basic Subscription Right of each beneficial owner of Rights on whose behalf you are acting has been exercised in full and the number of shares of Class A Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

Caesars Entertainment is not charging any fee or sales commission to issue the Rights or to issue shares upon the exercise of Rights. Any commissions, fees, taxes or other expenses, other than certain reasonable fees and expenses of the Subscription Agent and Georgeson Inc. (the “Information Agent”), will be for the account of the holder of the Rights, and none of such commissions, fees, taxes or expenses will be paid by the Company, Caesars Entertainment, the Subscription Agent or the Information Agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Subscription Rights Certificate;

3.	Instructions for Use of Caesars Entertainment Corporation Subscription Rights Certificates;

4.	A form of letter that may be sent to your clients for whose accounts you hold shares of Caesars Entertainment common stock registered in your name with an attached form of instruction;

5.	Nominee Holder Certification; and

6.	A return envelope addressed to the Subscription Agent.

Your prompt action is requested. As described further in the Prospectus, to exercise the Rights, you must deliver the properly completed and duly executed Subscription Rights Certificate, together with the Nominee Holder Certification and payment in full of the total subscription amount that is required for all of the shares subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the Subscription Agent. Do not send the Subscription Rights Certificate, Nominee Holder Certification or payment to the Company or to Caesars Entertainment. The properly completed and duly executed Subscription Rights Certificate and Nominee Holder Certification, accompanied by full payment of the total subscription amount, must be received by the Subscription Agent before 5:00 p.m., New York City time, on the Expiration Date or, if sent by mail postmarked on or before the Expiration Date, before the Mail Deadline. Failure to return the properly completed Subscription Rights Certificate and Nominee Holder Certification with the correct and complete payment will result in your not being able to exercise the Rights held in your name on behalf of yourself or other beneficial owners. A holder of Rights cannot revoke the exercise of Rights. Rights not exercised before 5:00 p.m., New York City time, on the Expiration Date will be void, of no value and will cease to be exercisable for shares of Class A Common Stock.

Additional copies of the enclosed materials may be obtained from the information agent, Georgeson Inc., by calling (800) 223-2064.

Very truly yours,

Caesars Entertainment Corporation

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CAESARS ACQUISITION COMPANY, CAESARS ENTERTAINMENT CORPORATION, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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